Exhibit 99.1

Aerie Pharmaceuticals Announces Study Results Supporting Additional Mechanism of Action for Lead Glaucoma Drug Candidate AR-13324

AR-13324 Found to Lower Episcleral Venous Pressure (EVP) in Preclinical In Vivo Model, Providing Further Insight into Differentiated Efficacy Profile

BEDMINSTER, N.J., RESEARCH TRIANGLE PARK, N.C. & NEWPORT BEACH, Calif — February 25, 2014 — Aerie Pharmaceuticals, Inc. (NASDAQ:AERI), a clinical-stage pharmaceutical company focused on the discovery, development and commercialization of first-in-class glaucoma therapies, today announced the results of preclinical in vivo research demonstrating the ability of AR-13324 to reduce episcleral venous pressure (EVP) in the eye. AR-13324 previously has been shown to lower intraocular pressure (IOP) by increasing fluid outflow through the trabecular pathway, the eye’s primary drain, and by reducing the production of fluid in the eye. The present study, sponsored by the Company and conducted by Jeffrey Kiel, Ph.D., and his team at the University of Texas Health Science Center, San Antonio, affirmed the hypothesis that AR-13324 also can lower IOP through a third mechanism of action, the reduction of EVP. This may represent a breakthrough in the lowering of IOP in patients with glaucoma and ocular hypertension.

According to the study results, administration of AR-13324 eye drops once daily demonstrated statistically significant reductions in EVP and IOP in an in vivo model following the third daily dose. EVP decreased by 35% relative to baseline, and IOP was reduced by 39%. Based on these results, the researchers estimated that up to 42% of the reduction in IOP caused by AR-13324 was due to the reduction in EVP. The study results will be presented at the 2014 annual meeting of the Association for Research in Vision and Ophthalmology (ARVO) in May.

Casey Kopczynski, Ph.D., Aerie’s Chief Scientific Officer, commented, “These data support an additional mechanistic explanation for the activity and clinical efficacy profile of AR-13324, distinguishing this compound from currently available glaucoma drugs, which typically have been found to have no effect on EVP. As expected in a drug that lowers EVP, AR-13324 previously demonstrated consistent IOP lowering irrespective of baseline IOP in our Phase 2b clinical study, whereas the comparator agent, latanoprost, demonstrated reduced efficacy at lower baseline IOPs. AR-13324 also achieved large IOP reductions in normotensive subjects in our previous Phase 1 pharmacokinetics study. The current preclinical research adds further evidence of the differentiated profile of AR-13324.”

IOP is determined by the contributions of four distinct mechanisms of action within the eye: aqueous humor (eye fluid) production, resistance to aqueous outflow via the trabecular meshwork and uveoscleral pathways, and EVP. Historical studies have shown that EVP accounts for approximately half of IOP in normotensive subjects and approximately one-third of IOP in patients with elevated pressures of 24 – 30 mmHg. Drugs that lower IOP without lowering EVP are most effective at high IOPs, where EVP is believed to contribute less to IOP, and are less effective at lower IOPs, where EVP is seen to constitute a larger portion of IOP.

About Aerie Pharmaceuticals, Inc.

Aerie is a clinical-stage pharmaceutical company focused on the discovery, development and commercialization of first-in-class glaucoma therapies. The Company is preparing for two Phase 3 registration trials, where the primary efficacy endpoint will be to demonstrate non-inferiority of IOP lowering for AR-13324 (dosed once daily) compared to timolol (dosed twice daily). In addition, the Company is conducting a Phase 2b clinical trial of its fixed-dose combination product PG324, where the primary efficacy endpoint will be to demonstrate superiority of PG324 to each of its components.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the success, timing and cost of our ongoing clinical trials and anticipated Phase 3 and Phase 2b clinical trials for our current product candidates, including statements regarding the timing of initiation and completion of the trials; the timing of and our ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect, to our product candidates; our estimates regarding anticipated capital requirements and our needs for additional financing; our expectations regarding the clinical effectiveness of our product candidates and results of our clinical trials; the potential advantages of our product candidates, including reduction of EVP as an additional mechanism of action as discussed in this press release; our ability to protect our proprietary technology and enforce our intellectual property rights; and our expectations related to the use of proceeds from our initial public offering. By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics and industry change, and depend on regulatory approvals and economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. We discuss many of these risks in greater detail under the heading “Risk Factors” section contained in our final prospectus from our initial public offering which is on file with the Securities and Exchange Commission (SEC), and in the quarterly and annual reports that we file with the SEC. Forward-looking statements are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contacts

Aerie Pharmaceuticals

Richard Rubino, 908-470-4320

rrubino@aeriepharma.com

or

Burns McClellan, Inc. on behalf of Aerie Pharmaceuticals

Angeli Kolhatkar - Investors

akolhatkar@burnsmc.com

or

Justin Jackson - Media

jjackson@burnsmc.com

Both: 212-213-0006